EXHIBIT 99.1

VAIL RESORTS, INC.

NEWS RELEASE

For Immediate Release

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL 2005 YEAR-END RESULTS

  Record fiscal year Resort revenue, up 8.2% over last fiscal year
  Net income of $23.1 million compared to a net loss of $6.0 million last year
  Record fiscal year Resort Reported EBITDA of $167.5 million, 15.8% higher than last year's $144.6 million

VAIL, Colo. - October 5, 2005 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the fiscal year ended July 31, 2005, incorporating financial results for the fiscal fourth quarter also announced today.

The Company uses the term "Reported EBITDA" when reporting financial results. The Company defines Reported EBITDA for the Mountain, Lodging and Resort (the combination of Mountain and Lodging) segments as segment net revenue less segment operating expense plus segment equity investment income or loss. The Company defines Reported EBITDA for the Real Estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income or loss. See reconciliation of non-GAAP measures included in this release.

FISCAL YEAR ENDED JULY 31, 2005

Mountain revenue for the fiscal year ended July 31, 2005 was $540.9 million, a $39.9 million, or 8.0%, increase from $501.0 million for the comparable period last year. Mountain expense increased $23.0 million, or 6.2%, to $391.9 million.

Lodging revenue for the fiscal year grew $15.9 million, or 8.8%, to $196.4 million. Lodging expense increased $11.5 million, or 6.9%, to $177.5 million.

Resort revenue, the combination of Mountain and Lodging revenue, rose $55.8 million, or 8.2%, to $737.2 million, and Resort expense increased 6.4% to $569.4 million, up $34.5 million.

Real Estate revenue for the fiscal year grew $27.7 million to $72.8 million. Real Estate expense increased $41.5 million, as expected, to $58.3 million due primarily to the timing and mix of real estate projects, as well as the previously announced $15.1 million credit to operating expense in fiscal 2004 (which did not recur in fiscal 2005) associated with the Smith Creek Metropolitan District ("SCMD") bond payoff.

Total revenue increased $83.4 million, or 11.5%, to $810.0 million, and total segment operating expense increased $76.0 million, or 13.8%, to $627.6 million.

Income from operations for the fiscal year improved $6.5 million, or 7.9%, to $88.3 million compared to $81.8 million for the same period last year.

Reported EBITDA for the Mountain segment improved $17.8 million, or 13.3%, to $151.3 million compared to $133.5 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved from $11.1 million last year to $16.2 million, up 45.9%, in the current year. Included in fiscal 2005 was $2.7 million of equity investment loss attributed to BG Resort, LLC ("BG Resort"), the entity that owned the Ritz-Carlton, Bachelor Gulch, which represents a $0.6 million improvement over fiscal 2004. In December 2004 the Company sold its 49% interest in BG Resort. Also included in fiscal 2005 was approximately $5.3 million of Lodging Reported EBITDA the Company does not expect to replicate in fiscal 2006 and beyond, exclusive of new management fee income, as a result of the recent sale in the fiscal fourth quarter of the Vail Marriott Mountain Resort & Spa ("Vail Marriott") and The Lodge at Rancho Mirage.

Resort Reported EBITDA rose $22.9 million to $167.5 million, a 15.8% improvement over $144.6 million of Resort Reported EBITDA for the same period last year.

Real Estate Reported EBITDA for the year decreased $16.5 million to $14.4 million from $30.9 million for the same period a year ago, as expected. Fiscal 2004 results included a reversal of a $15.1 million liability associated with the third quarter fiscal 2004 payoff of the SCMD bonds by the Bachelor Gulch Metropolitan District, which resulted in higher Real Estate Reported EBITDA in fiscal 2004 of that same amount. The fiscal 2004 Real Estate Reported EBITDA also included a $2.1 million net gain from the transfer of property.

Net income for the fiscal year was $23.1 million, or $0.64 per diluted share, compared to a net loss of $6.0 million, or a loss of $0.17 per diluted share, for the same period last year. Excluding the previously announced charges for early extinguishment of debt in both fiscal 2005 and fiscal 2004, the net loss from sale of businesses in fiscal 2005 and the fiscal 2004 mold remediation charge, the Company's net income for fiscal 2005 would have been $27.4 million, or $0.75 per diluted share, using a normalized tax rate, compared to net income which would have been $20.4 million, or $0.58 per diluted share, in the prior fiscal year.

FOURTH QUARTER PERFORMANCE

Mountain revenue for the fourth quarter of fiscal 2005 was $35.4 million, a $1.4 million, or 4.1%, increase from $34.0 million for the comparable period last year. Mountain expense increased $6.6 million, or 11.8%, to $62.7 million.

Lodging revenue for the quarter grew $4.6 million, or 9.9%, to $51.2 million. Lodging expense increased $4.8 million, or 10.6%, to $50.2 million.

Resort revenue rose $6.0 million, or 7.4%, to $86.6 million. Resort expense increased $11.3 million, or 11.1%, to $112.9 million. Legal expense and costs associated with first-year compliance with section 404 of the Sarbanes-Oxley Act of 2002 and other regulatory matters represented a significant portion of the increase in fourth quarter expenses, and are expected to be reduced in fiscal 2006 and beyond.

Real Estate revenue for the quarter rose $26.9 million, or 407.6%, to $33.5 million. Real Estate expense increased $18.1 million to $25.3 million, or 251.4%, for the quarter.

Total revenue increased $32.9 million, or 37.8%, to $120.0 million, and total segment operating expense increased $29.5 million, or 27.1%, to $138.2 million.

Loss from operations for the quarter improved $3.9 million, or 8.9%, to a loss of $39.7 million compared to a loss of $43.6 million for the same period last year.

Reported EBITDA for the Mountain segment decreased $5.0 million, or 22.7%, to negative $27.0 million compared to negative $22.0 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved $0.9 million, from $0.1 million in the fourth quarter of last year to $1.0 million in the current year fourth quarter. Included in the fourth quarter of fiscal 2004 was $1.1 million of equity investment loss attributed to BG Resort. In December 2004 the Company sold its 49% interest in BG Resort.

Fourth quarter Resort Reported EBITDA fell $4.1 million to negative $26.0 million from negative $21.9 million in the comparable period last year.

Real Estate Reported EBITDA, which was $8.1 million for the quarter, improved $8.9 million compared to the fourth quarter last year.

The Company reported a fourth quarter net loss of $36.4 million, or a loss of $1.00 per diluted share, compared to a net loss of $36.3 million, or a loss of $1.03 per diluted share, for the same period last year. Excluding the previously announced charges for early extinguishment of debt in fiscal 2004 and the net loss from sale of businesses in fiscal 2005, the Company's net loss for the fourth quarter of fiscal 2005 would have been $27.7 million, or a loss of $0.76 per diluted share, using a normalized tax rate, compared to a net loss which would have been $31.7 million, or a loss of $0.90 per diluted share, in the prior fiscal year.

Adam Aron, Chairman and Chief Executive Officer, commented, "Vail Resorts has just completed another highly successful year, registering record Resort revenue and record Resort Reported EBITDA, the latter up almost 16% year-over-year. We are delighted with the financial and qualitative performance of all three of our business segments in fiscal 2005. The success of our ski resorts this past year is evidenced by a 5% increase in skier visits coupled with a 4% increase in average realized lift ticket prices. These increases resulted in lift revenue improvement of 10% as well as significant revenue improvements from ancillary business including ski school, dining and retail/rental. Beaver Creek, Heavenly and Breckenridge experienced record skier visits, four of our five mountain resorts (Vail, Breckenridge, Keystone and Heavenly) logged over one million skier visits each, and all five of our ski resorts posted increased financial performance year-over-year."

Aron continued, "Our Lodging business also experienced significant improvement, with Reported EBITDA growing by some 46% year-over-year. All year long we were pleased to see our lodging properties benefited from increased occupancies and average daily rates. Additionally, about a year ago, we articulated our strategy to capitalize on a frothy market for hotel transactions, and move towards owning fewer and managing more of our hotel properties. In June we closed on the sale of the Vail Marriott and in July we closed on the sale of The Lodge at Rancho Mirage, both at favorable valuations, maintaining management contracts on both properties. Including our sale, in December 2004, of our 49% interest in the entity that owns the Ritz-Carlton, Bachelor Gulch, in total Vail Resorts brought in an impressive $108 million in hotel sale proceeds in fiscal 2005, while foregoing less than $3 million in annual Lodging Reported EBITDA in future years, not considering the favorable impact of future management fee income."

"Perhaps most intriguing of all, our Real Estate division made spectacular progress in fiscal 2005. Financial performance was as expected. More importantly, with Vail's New Dawn currently in progress and $155 million of Real Estate Held for Sale on our balance sheet, we are poised to generate significant real estate profits in the immediate future. We have binding contracts on all 67 condominiums at The Arrabelle at Vail Square, and on all 16 of the Gore Creek Place residences. It is an imprecise art to forecast the potential rise in construction costs due to the recent hurricanes in the Gulf Coast states. Even so, we still estimate that The Arrabelle and Gore Creek Place projects will generate income, before provision for taxes and before allocated corporate or Vail Resorts Development Company overhead, within the $80 to $92 million range we announced in June, albeit in the lower end of that range. In the fourth quarter of fiscal 2005, we also announced both The Ritz-Carlton Residences, Vail project, as well as the acquisition of two parcels of land to create a 6-acre development parcel in the Lionshead area of Vail. The Front Door project in Vail Village also looms large on the horizon. We expect these three projects in Vail to feature as much as 500,000 or more square feet of residential development opportunity. Recognizing the apparent demand for fine residential product in Vail, as was reflected at The Arrabelle's phenomenal success in January, these projects should be handsomely profitable. Recent and potential sales per square foot prices in Lionshead and in Vail Village far, far exceed current construction costs in Vail of $500 to $700 per square foot (excluding land, financing charges, sales and marketing expense, project management and overhead load, and the costs of providing public benefit related to these projects)," continued Aron.

Aron further added, "With the momentum we have been creating in all of our operating segments, we look to fiscal 2006 and beyond into the future with both enthusiasm and optimism. Early indications for fiscal 2006 are positive, including that dollar sales of season passes in Colorado for the 2005/2006 ski season are currently running up some 22% year-over-year and also that, in dollars, hotel bookings at our owned and managed Colorado hotels are up 2%. The absolute number of passengers currently booked into the Vail/Eagle airport is up 5%. Assuming a normal operating environment this coming ski season, we expect to see continued growth in Resort Reported EBITDA and anticipate having another profitable year in fiscal 2006. As such, we currently expect Mountain Reported EBITDA for fiscal 2006 to range from $163 million to $173 million, and Lodging Reported EBITDA should range from $8 to $16 million, with total Resort Reported EBITDA projected to be between $175 and $185 million. As for Real Estate, fiscal 2006 will be a year of construction, laying the groundwork for the Company to realize significant cash flow and Reported EBITDA in future years. As such, at this time we are comfortable giving Real Estate Reported EBITDA guidance of $5 to $10 million for fiscal 2006 (although that figure will be a fraction of the expected performance in fiscal 2007, 2008, and 2009). We are also currently projecting net income in fiscal 2006 to range from $34 million to $43 million."

Aron concluded, "All of these projected ranges are prior to the incremental charge in fiscal 2006 resulting from the expensing of stock based compensation pursuant to the adoption, in the first quarter of fiscal 2006, of FAS 123R. (We are currently evaluating the total impact of adopting 123R and will update guidance once these estimates are known.) Additionally, the Lodging guidance takes into account the loss of Reported EBITDA, net of ongoing management fee revenues, from the sale of two owned hotels near the end of fiscal 2005 and the anticipated sale of an additional hotel midway through fiscal 2006."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; our ability to obtain financing on terms acceptable to us to finance our capital expenditure and growth strategy; our ability to develop our resort and real estate operations; competition in our Mountain and Lodging businesses; failure to commence or complete the planned real estate development projects; failure to achieve the anticipated short and long-term financial benefits from the planned real estate development projects; implications arising from new Financial Accounting Standards Board ("FASB")/governmental legislation, rulings or interpretations; termination of existing hotel management contracts; our reliance on government permits or approval for our use of federal land or to make additional improvements; our ability to integrate and successfully operate future acquisitions; expenses or adverse consequences of current or future legal claims; shortages or rising costs in construction materials; adverse changes in the real estate market and unfavorable weather conditions. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
Net revenue:
Mountain	$ 35,371	$ 33,980	$ 540,855	$ 500,995
Lodging	51,202	46,582	196,351	180,525
Real estate	33,452	6,570	72,781	45,123
Total net revenue	120,025	87,132	809,987	726,643
Segment operating expense:
Mountain	62,679	56,145	391,889	368,875
Lodging	50,187	45,405	177,469	165,983
Real estate	25,315	7,180	58,254	16,791
Total segment operating expense	138,181	108,730	627,612	551,649
Other operating income (expense):
Gain on transfer of property, net	--	--	--	2,147
Depreciation and amortization	(20,580)	(21,039)	(89,968)	(86,377)
Asset impairment charges	(977)	(175)	(2,550)	(1,108)
Mold remediation charge	--	--	--	(5,500)
Loss on disposal of fixed assets, net	(9)	(778)	(1,528)	(2,345)
Income (loss) from operations	(39,722)	(43,590)	88,329	81,811
Mountain equity investment income, net	300	154	2,303	1,376
Lodging equity investment loss, net	--	(1,048)	(2,679)	(3,432)
Real estate equity investment income (loss), net	5	(232)	(102)	460
Investment income, net	623	548	2,066	1,886
Interest expense	(9,565)	(10,553)	(40,298)	(47,479)
Loss on extinguishment of debt	--	(886)	(612)	(37,084)
Loss from sale of businesses, net	(13,043)	--	(7,353)	--
Gain (loss) on put options, net	417	(137)	1,158	(1,875)
Other income (expense), net	--	(169)	50	(179)
Minority interest in income of consolidated subsidiaries, net	1,742	2,181	(5,239)	(4,000)
Income (loss) before (provision) benefit for income taxes	(59,243)	(53,732)	37,623	(8,516)
Benefit (provision) for income taxes	22,808	17,428	(14,485)	2,557
Net income (loss)	$ (36,435)	$ (36,304)	$ 23,138	$ (5,959)

Per share amounts:
Basic net income (loss) per share	$ (1.00)	$ (1.03)	$ 0.65	$ (0.17)
Diluted net income (loss) per share	$ (1.00)	$ (1.03)	$ 0.64	$ (0.17)
Other Data:
Mountain Reported EBITDA	$ (27,008)	$(22,011)	$ 151,269	$ 133,496
Lodging Reported EBITDA	1,015	129	16,203	11,110
Resort Reported EBITDA	(25,993)	(21,882)	167,472	144,606
Real Estate Reported EBITDA	$ 8,142	$ (842)	$ 14,425	$ 30,939

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and twelve months ended July 31, 2004 to conform to the current period presentation.

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(in thousands) (Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,

	2005	2004	% Change	2005	2004	% Change
Business Line
Lift tickets	$ 189	$ (218)	186.7%	$233,458	$212,329	10.0%
Ski school	73	355	(79.4)%	63,915	58,526	9.2%
Dining	4,335	4,094	5.9%	53,688	51,511	4.2%
Retail/rental	14,402	13,053	10.3%	120,149	115,044	4.4%
Other	16,372	16,696	(1.9)%	69,645	63,585	9.5%
Total Mountain net operating revenue	35,371	33,980	4.1%	540,855	500,995	8.0%

Total Lodging net operating revenue	51,202	46,582	9.9%	196,351	180,525	8.8%

Total Resort revenue	$ 86,573	$ 80,562	7.5%	$ 737,206	$ 681,520	8.2%

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,

	2005	2004	% Change	2005	2004	% Change
Skier Visits
Vail	--	--	--	1,568	1,556	0.8%
Breckenridge	--	--	--	1,471	1,402	4.9%
Heavenly	7	--	100.0%	1,065	965	10.4%
Keystone	--	--	--	1,021	944	8.2%
Beaver Creek	--	--	--	815	769	6.0%
Total Skier Visits	7	--	100.0%	5,940	5,636	5.4%

	As of July 31,
	2005	2004
Key Balance Sheet Data:
Real estate held for sale and investment	$ 154,874	$ 134,548
Total stockholders' equity	540,529	491,163

Total debt	521,710	625,803
Less: cash and cash equivalents	136,580	46,328
Net debt	$ 385,130	$ 579,475

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and twelve months ended July 31, 2004 to conform to the current period presentation

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures. Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt. The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net income (loss) for the Company calculated in accordance with GAAP for the three and twelve months ended July 31, for the fiscal years 2005 and 2004.

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
($ in thousands)	2005	2004	2005	2004

Mountain Reported EBITDA	$(27,008)	$ (22,011)	$ 151,269	$ 133,496
Lodging Reported EBITDA	1,015	129	16,203	11,110
Resort Reported EBITDA	(25,993)	(21,882)	167,472	144,606
Real Estate Reported EBITDA	8,142	(842)	14,425	30,939
Total Reported EBITDA	(17,851)	(22,724)	181,897	175,545
Depreciation and amortization expense	(20,580)	(21,039)	(89,968)	(86,377)
Asset impairment charges	(977)	(175)	(2,550)	(1,108)
Mold remediation charge	--	--	--	(5,500)
Loss on disposal of fixed assets, net	(9)	(778)	(1,528)	(2,345)
Investment income, net	623	548	2,066	1,886
Interest expense	(9,565)	(10,553)	(40,298)	(47,479)
Loss on extinguishment of debt	--	(886)	(612)	(37,084)
Loss from sale of businesses, net	(13,043)	--	(7,353)	--
Gain (loss) on put options, net	417	(137)	1,158	(1,875)
Other income (expense), net	--	(169)	50	(179)
Minority interest in income of consolidated subsidiaries, net	1,742	2,181	(5,239)	(4,000)
Income (loss) before (provision) benefit for income taxes	(59,243)	(53,732)	37,623	(8,516)
(Provision) benefit for income taxes	22,808	17,428	(14,485)	2,557
Net income (loss)	$(36,435)	$ (36,304)	$ 23,138	$ (5,959)

* Resort represents the sum of Mountain and Lodging.

Presented below is a reconciliation of Reported EBITDA for the Company's three hotel dispositions up to the date of sale to the net income for the Company for the twelve months ended July 31, 2005.

Fiscal Year
Ended
($ in thousands)	July 31, 2005

Reported EBITDA of the Vail Marriott and The Lodge at Rancho Mirage	$ 5,276
Equity investment loss from the BG Resort	(2,679)
Reported EBITDA of disposed hotel operations	2,597
Remaining Lodging Reported EBITDA	13,606
Total Lodging Reported EBITDA	16,203
Mountain Reported EBITDA	151,269
Real Estate Reported EBITDA	14,425
Total Reported EBITDA	181,897
Depreciation and amortization expense	(89,968)
Asset impairment charges	(2,550)
Loss on disposal of fixed assets	(1,528)
Investment income, net	2,066
Interest expense	(40,298)
Loss on extinguishment of debt	(612)
Loss from sale of businesses, net	(7,353)
Gain on put options, net	1,158
Other income, net	50
Minority interest in income of consolidated subsidiaries, net	(5,239)
Income before provision for income taxes	37,623
Provision for income taxes	(14,485)
Net income	$ 23,138

Presented below is a reconciliation of net income (loss) excluding the loss on extinguishment of debt, loss from sale of businesses, net, mold remediation charge, and including a modification to adjust the effective tax rate to a normalized rate of 40% to net income (loss) of the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2005 and 2004. Also presented is a reconciliation of net income (loss) per diluted share excluding the loss on extinguishment of debt, loss from sale of businesses, net, and the mold remediation charge and including a modification to adjust the effective tax rate to a normalized rate of 40% to net income (loss) per diluted share of the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2005 and 2004. The Company has presented these non-GAAP measures as it believes that this presentation is more indicative of the Company's results from ongoing operations.

	Three Months		Twelve Months
	Ended July 31,		Ended July 31,
($ in thousands)	2005	2004	2005	2004

Net income (loss) excluding loss on extinguishment of debt, loss from sale of businesses, net, and mold remediation charge	$(27,720)	$(31,707)	$27,353	$20,440
Loss on extinguishment of debt, before benefit from income tax	--	(886)	(612)	(37,084)
Loss from sale of businesses, net, before benefit from income tax	(13,043)	--	(7,353)	--
Mold remediation charge, before benefit from income tax	--	--	--	(5,500)
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate	4,328	(3,711)	3,750	16,185
Net income (loss)	$(36,435)	$(36,304)	$ 23,138	$ (5,959)

Diluted net income (loss) per common share excluding loss on extinguishment of debt, loss from sale of businesses, net, and mold remediation charge	$ (0.76)	$ (0.90)	$ 0.75	$ 0.58
Loss on extinguishment of debt per diluted common share, before benefit from income tax	--	(0.03)	(0.02)	(1.05)
Loss from sale of businesses, net, per diluted common share, before benefit from income tax	(0.36)	--	(0.20)	--
Mold remediation charge per diluted common share, before benefit from income tax	--	--	--	(0.16)
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate, per diluted share	0.12	(0.10)	0.11	0.46
Diluted net income (loss) per common share	$ (1.00)	$ (1.03)	$ 0.64	$ (0.17)

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA for the Company's fiscal year ending July 31, 2006 (excluding the impact of adopting FAS 123R) is presented below.

	For the Year Ending
($ in thousands)	July 31, 2006

	Low End Range	High End Range
Reconciliation to forecasted net income:
*Resort Reported EBITDA	$ 175,000	$ 185,000
Real Estate Reported EBITDA	5,000	10,000
Total Reported EBITDA	180,000	195,000

Depreciation and amortization	(80,200)	(80,200)
Loss on disposal of fixed assets	(1,200)	(1,200)
Other income (expense):
Investment income	1,700	1,700
Interest expense	(39,000)	(39,000)
Mold remediation cost recovery	800	800
Minority interest in income of consolidated subsidiaries, net	(5,250)	(5,750)
Income before provision for income taxes	56,850	71,350
Provision for income taxes	(22,740)	(28,540)
Net income	$ 34,110	$ 42,810

* Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.